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                                                                     Exhibit 8.1

                      [MORRISON & FOERSTER LLP letterhead]


                                  July 2, 1999



SQRIBE Technologies Corp.
500 Saginaw Drive
Redwood City, CA 94063


Ladies and Gentlemen:

          This opinion is being delivered to you pursuant to Section 8.3(d) of the Agreement and Plan of Reorganization (the "Agreement") dated as of February 23, 1999, by and among SQRIBE Technologies, Inc., a Delaware corporation (the "Company"), Brio Technologies, Inc., a Delaware corporation ("Parent") and Socrates Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Brio ("Merger Sub"). Pursuant to the Agreement, Merger Sub will merge with and into the Company (the "Merger") and the Company will be the Surviving Company in the Merger. As a result of the Merger, each issued and outstanding share of common stock of the Company will be converted into common stock of Parent, and the Company will become a wholly-owned subsidiary of Parent.

          The Agreement is described in the Registration Statement filed by Parent with the Securities and Exchange Commission (the "Registration Statement"), dated as of July 6, 1999. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

          We have acted as legal counsel to the Company in connection with the Merger. As such, and for purposes of rendering this opinion, we have examined (or will examine on or prior to the Effective Date) and are familiar with the Agreement, the Proxy Statement-Prospectus and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

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Sqribe Technologies, Inc.
July 2, 1999
Page 2


          In addition, we have assumed (i) that the Merger will be consummated in accordance with the provisions of the Agreement and as contemplated by the Registration Statement, (ii) the truth and accuracy, on the date of the Agreement and on the date hereof, of the representations and warranties made by the Company and Parent in the Agreement, (iii) the truth and accuracy of the representations made to us by the Company and Parent in their respective letters to us dated July 2, 1999, and delivered to us for purposes of this opinion and
(iv) that any representation made "to the knowledge" or similarly qualified is correct without such qualification.

          The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

          Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issue set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

          No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representation, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the

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Sqribe Technologies, Inc.
July 2, 1999
Page 3


Code, and each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

          This opinion is intended solely for your benefit and for the benefit of your shareholders; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

          We hereby consent to the use of our name under the caption "THE MERGERFederal Income Tax Considerations" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ Morrison & Foerster LLP

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